Exhibit 10.2

June 23, 2013

sTec, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Ladies and Gentlemen:

Reference is made to the Severance and Change in Control Agreement (Amended and Restated as of March 14, 2011), by and between sTec, Inc. (the “Company”) and the undersigned, as amended by the First Amendment to Severance and Change in Control Agreement made November 29, 2012 (as amended, the “Severance Agreement”) and that certain Agreement and Plan of Merger dated June 23, 2013, by and among the Company, Western Digital Corporation and Lodi Ventures, Inc. (the “Merger Agreement”).

This letter memorializes our agreement clarifying certain terms of the Severance Agreement as they relate to the transactions contemplated by the Merger Agreement. The parties hereto agree and acknowledge that the transactions contemplated by the Merger Agreement constitute a Change in Control (as defined in the Severance Agreement) for purposes of the Severance Agreement, and that the termination of the undersigned’s employment with the Company in connection with the transactions contemplated by the Merger Agreement constitutes a Termination without Cause (as defined in the Severance Agreement) and will trigger all of the benefits and payments due to the undersigned under the Severance Agreement.

In connection therewith, all cash payments due under the Severance Agreement will be paid in one lump sum immediately prior to the Effective Time (as defined in the Merger Agreement) and all outstanding equity awards held by the undersigned will become fully vested and immediately exercisable immediately prior to the Effective Time to the extent not already vested. The undersigned shall also be entitled to all accrued and unpaid vacation and other benefits through the date of the termination of his employment with the Company.

In addition, the parties agree to revise and amend the General Release and Waiver (“Release”) which is required to be effective for the undersigned to be entitled to receive the payments under the Severance Agreement described in the immediately preceding paragraph, to clarify that nothing in the Release shall waive, release or discharge: (i) the Company from its obligations under the Severance Agreement, (ii) any rights the undersigned may have as a shareholder under the Merger Agreement or to receive any of the Merger Consideration thereunder, and (iii) any rights the undersigned may have to indemnification under the articles and bylaws of the Company, any rights the undersigned may have under Section 6.11 of the Merger Agreement and any rights the undersigned may have under the undersigned’s indemnification agreement with the Company.

This letter shall terminate and be of no further force or effect ab initio (including without limitation the revisions and amendments to the Release set forth herein) in the event that the Merger Agreement is terminated in accordance with its terms.

Except as otherwise amended or clarified as provided in this letter agreement or as the Release is to be amended as provided in this letter agreement, the terms of the Severance Agreement remain in full force and effect and the undersigned shall be entitled to the benefits provided for thereunder.

Please confirm your agreement with the provisions of this letter.

Sincerely,

/s/ Mark Moshayedi
Mark Moshayedi

AGREED TO AND ACKNOWLEDGED

sTec, Inc.

By:	/s/ Kevin C. Daly
Name:	Kevin C. Daly
Title:	Chairman of the Board